Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
STANDARD MICROSYSTEMS CORPORATION
(as amended on July 12, 2006)
          Standard Microsystems Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
          1. The name of the Corporation is Standard Microsystems Corporation and the date of filing its original Certificate of Incorporation with the Secretary of State was August 19, 1971.
          2. The Certificate of Incorporation of the Corporation is hereby restated and integrated (but is not further amended) to read in its entirety as follows:
          FIRST: The name of the Corporation is STANDARD MICROSYSTEMS CORPORATION (hereinafter called the “Corporation”).
          SECOND: The location of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent. The name of its resident agent at such address is The Prentice-Hall Corporation System, Inc.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is 86,000,000 shares, all of which shares are of $.10 par value per share. 85,000,000 shares shall be Common Stock and 1,000,000 shares shall be Preferred Stock.
          A statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, permitted by Chapter I of Title 8 of the Delaware Code, and the Acts amendatory thereof and supplementary thereto, in respect of the Preferred Stock and the Common Stock, and the fixing of which by this Certificate of Incorporation are desired, and an express grant of authority to the Board of Directors of the Corporation to fix by resolution or resolutions any thereof that may be desired but which are not fixed by this Certificate of Incorporation, is as follows:

PREFERRED STOCK
          (1) Preferred Stock may be issued in one or more series, each of such series to have such terms as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
          (2) Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by the laws of the State of Delaware, in respect of the matters set forth in the following subdivisions (a) to (j) inclusive of this paragraph (2):
     (a) The distinctive designation of such series and the number of shares to constitute such series. The number of shares of any series may be increased by the Board of Directors, unless otherwise provided in the resolution or resolutions providing for the issue of such series;
     (b) The dividend rate on the shares of such series, the conditions and the times at which holders thereof shall be entitled to receive such dividends, and whether or not dividends with respect to such series shall be cumulative;
     (c) The times of redemption of the shares of such series and the prices which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which prices may vary at different redemption dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund than with respect to shares otherwise redeemed;
     (d) The amount which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (e) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which the fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
     (f) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
     (g) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding, upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation or any subsidiary of, the Common Stock or any other series, class or classes of stock of the Corporation ranking junior to the shares of such series;
     (h) The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or any subsidiary and the conditions or restrictions, if any, upon the issue of any additional stock (including additional shares of such series or of any other series) ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation;
     (i) The voting powers, if any, of such series; and
     (j) Such other preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall not be inconsistent herewith.
          (3) All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of paragraph (2) hereof.
          (4) Before any dividends (other than dividends payable in stock ranking junior to the Preferred Stock) on any class, or classes of stock of the Corporation ranking junior to the Preferred Stock as to dividends or on liquidation shall be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series shall be entitled to receive cash dividends, when and as declared by the Board of Directors, at the rate, and no more, fixed herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, payable in each year on such dates as may be fixed herein or in such resolution or resolutions to holders of record on the respective dates not exceeding forty days preceding such dividend payment dates as may be determined by the Board of Directors in advance of the payment of each particular dividend. No dividend shall be declared on any series of Preferred Stock in respect of any dividend period unless there shall likewise be or have been declared on all shares of Preferred Stock of each other series at the time outstanding like dividends for all dividend periods coinciding with or ending before such dividend period, ratably in proportion to the respective dividend rates per annum fixed therefor as hereinbefore provided. Accruals of dividends shall not bear interest.
          (5) In the event of any liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the holders of the shares of the Preferred Stock shall be entitled to receive payment of the amount payable upon such liquidation, dissolution or winding up as fixed herein or by the Board of Directors for shares of the respective series. If, upon any liquidation, dissolution or winding up of the Corporation, the assets: of, the: Corporation, or proceeds. thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential, amount aforesaid, then such assets, or the proceeds thereof-shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph (5), the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of its property or assets to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
          (6) The Corporation at the option of the Board of Directors may, at any time permitted herein or by the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and at the redemption price or prices stated herein or in said resolution or resolutions, redeem the whole or any part of the shares of such series at the time outstanding (the total sum so payable on any such redemption being herein referred to as the “redemption price”). Notice of every such redemption shall be mailed to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be mailed at least 30 days in advance of the date designated for such redemption to the holders of record of shares so to be redeemed. In case of the redemption of part only of any series of Preferred Stock at the time outstanding, the shares of such series so to be redeemed shall be selected by lot or in other such manner as the Board of Directors may determine.
          (7) If, on the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption then, notwithstanding that any certificates for shares of Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so designated and all rights of holders of the shares of Preferred Stock so called for redemption shall forthwith, after such redemption date, cease and terminate excepting only the right of the holders thereof to receive the redemption price therefor but without interest. Any moneys so set aside by the Corporation and unclaimed at the end of six years from the date designated for such redemption shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the Corporation for payment of the redemption price, and such shares shall still not be deemed to be outstanding.
          (8) If, after the giving of such notice but before the redemption date specified therein, the Corporation shall deposit with a bank or trust company in the Borough of Manhattan, the City of New York, having a capital and surplus of at least $5,000,000, in trust to be applied to the redemption of the shares of Preferred Stock so called for redemption the funds necessary for such redemption, then from and after the date of such deposit all rights of the holders of the shares of Preferred Stock so called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor, but without interest, and the right to exercise on or before the date designated for redemption privileges of conversion or exchange, if any, not theretofore expired, and such shares shall not be deemed outstanding. Any funds so deposited which shall not be required for such redemption because of the exercise of any such right of conversion or exchange subsequent to the date of such deposit shall be returned to the Corporation. In case the holders of shares of Preferred Stock which shall have been called for redemption shall not, within six years after the date fixed for redemption, claim the amount deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
          (9) Shares of any series of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, whether through the operation of a retirement or sinking fund or otherwise, and shares which, if convertible or exchangeable have been converted into or exchanged for shares of stock of any other class or classes) shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein or in any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.
          (10) If at any time the Corporation shall have failed to pay dividends in full on all series of Preferred Stock, as to which cumulative dividends shall have accrued (such series collectively referred to herein as “Cumulative Preferred Stock”) thereafter and until dividends in full, including all accrued and unpaid dividends on the Cumulative

Preferred Stock outstanding, shall have been declared and set apart for payment or paid, (a) the Corporation, without the affirmative vote or consent of the holders of at least 66-2/3% of the Cumulative Preferred Stock at the time outstanding regardless of series, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose, shall not redeem less than all of the Preferred Stock at such time outstanding, other than in accordance with paragraph (12) hereof, and (b) neither the Corporation nor any subsidiary shall purchase any Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Preferred Stock of all series upon such terms as the Board of Directors, in its sole discretion after consideration of the respective dividend rates and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided, that (i) unless prohibited by the provisions applicable to any series, the Corporation, to meet the requirements of any retirement or sinking fund provisions with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock and (ii) nothing shall prevent the Corporation from completing the purchase or redemption of shares of Preferred Stock for which a purchase contract was entered into for any retirement or sinking fund purposes, or the notice of redemption of which was initially published, prior to such default.
          (11) So long as any of the Preferred stock is outstanding the Corporation will not
     (a) Declare, or pay, or set apart for payment, any dividends (other than dividends payable in stock ranking junior to the Preferred Stock) or make any distribution, on any class or classes of stock of the Corporation ranking junior to the Preferred Stock either as to dividends or upon liquidation and will not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any such junior class if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition, the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire, shares of Cumulative Preferred Stock; provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the sale of, other shares of stock of any junior class;
     (b) Without the affirmative vote or consent of the holders of at least 66-2/3% of the Preferred Stock at the time outstanding, regardless of series, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose, (i) create any other class or classes of stock ranking prior to the Preferred Stock, either as to dividends or upon liquidation, or increase the authorized number of shares of any such other class of stock, or (ii) amend, alter or repeal any of the provisions hereof so as adversely to affect the preferences, rights or powers of the Preferred Stock;
     (c) Without the affirmative vote or consent of the holders of at least 66-2/3% of any series of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose, the holders of such series of the Preferred Stock consenting or voting (as the case may be) separately as a series, amend, alter or repeal any of the provisions hereof specifically applicable to such series or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series so as adversely to affect the preferences, rights or powers of the Preferred Stock of such series;
     (d) Without the affirmative vote or consent of the holders of at least a majority of the Preferred Stock at the time outstanding regardless of series, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose, (i) increase the authorized amount of the Preferred Stock (ii) create any other class or classes of stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation or (iii) voluntarily dissolve;
provided, however, any vote or consent required by clause (ii) of subparagraph (b) above may be given and made effective by the filing of an appropriate amendment of the Corporation’s Certificate of Incorporation without obtaining the vote or consent of the holders of the Common Stock of the Corporation, the right to give such vote or consent being expressly waived by all holders of such Common Stock unless the action to be taken would substantially adversely affect the rights or powers of the Common Stock; and provided further, any vote or consent required by subparagraph (c) above may be given and made effective by the filing of an appropriate amendment of the Corporation’s Certificate of Incorporation without obtaining the vote or consent of the holders of any other series of the Preferred Stock or of the holders of the Common Stock of the corporation, the right to give such vote or consent being expressly waived by all holders of such other series if Preferred Stock and Common Stock unless the action to be taken would substantially adversely affect the right or powers of such other series of Preferred Stock or Common Stock, as the case may be.
          (12) If in any case the amounts payable with respect to any obligations to retire shares of the Preferred Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of the various series to be retired shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable were discharged in full.
          (13) For the purposes hereof and of any resolution of the Board of Directors providing for the issuance of any series of Preferred Stock or of any certificate filed with the Secretary of State of the State of Delaware (unless otherwise provided in any such resolution or certificate):
     (a) The term “outstanding”, when used in reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary and shares called for redemption, funds for the redemption of which shall have been deposited in trust;
     (b) The amount of dividends “accrued” on any share of Cumulative Preferred Stock of any series as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends “accrued” on any share of Preferred Stock of any series as at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount calculated on the basis of the dividend rate to and including the date as of which the calculation is made, based on a 360-day year of twelve 30-day months;
     (c) Any class or classes of stock of the Corporation shall be deemed to rank
     (i) prior to the Preferred Stock either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Preferred Stock;
     (ii) on a parity with the Preferred Stock either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, if the holders of such class or classes of stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other as between the holders of such class or classes of stock and the holders of the Preferred Stock; and
     (iii) junior to the Preferred Stock, either as to dividends or upon liquidation, if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of the Preferred Stock in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the, case may be.
          (14) Of the 1,000,000 shares of Preferred Stock which the Corporation has authority to issue, 30,000 shares are designated as “Series A Participating Preferred Stock” as set forth in the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock of Standard Microsystems Corporation filed in the office of the Secretary of State of the State of Delaware on January 7, 1988, a true and correct copy of which is annexed hereto as Appendix A, and incorporated herein in its entirety by this reference.

COMMON STOCK
          Each share of Common Stock shall be equal to every other share of Common Stock in every respect. Subject to any exclusive voting rights which may vest in holders of the Preferred Stock under the provisions of this Article FOURTH (or under the provisions of any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock), the shares of the Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.
          FIFTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:
     (a) To make, alter, amend or repeal the By-Laws of the Corporation.
     (b) To direct and determine the use and disposition of any annual net profits or net assets in excess of capital; to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose; and to abolish any such reserve in the manner in which it was created.
     (c) To establish bonus, profit-sharing, stock option, retirement or other types of incentive or compensation plans for the employees (including officers and directors) of the Corporation and to fix the amount of the profits to be distributed or shared and to determine the persons to participate in any such plans and the amount of their respective participations.
     (d) From time to time to determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.
     (e) To authorize, and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

     (f) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.
          SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
          SEVENTH: Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositaries, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.
          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article becomes effective.
          TENTH: No action shall be taken by the stockholders except at an annual or special meeting of stockholders.
          ELEVENTH: The number of directors of the Corporation shall not be less than three, nor more than fifteen, the exact number of directors to be fixed from time to time in the manner provided in the By-Laws. No decrease in the number of directors shall shorten the term of any incumbent director. The directors shall be divided into three classes: Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors, the term of office of the Class I directors to expire at the annual meeting of stockholders next ensuing after the annual meeting of stockholders at which this Article is adopted by the stockholders, the term of office of the Class II directors to expire at the annual meeting one year thereafter, the term of office of the Class III directors to expire at the annual meeting two years thereafter, and in the case of each class, until their respective successors are elected and qualified. At each annual election held after the initial election of directors according to classes, the directors chosen to succeed those whose terms have expired shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third succeeding annual meeting after their election, and until their respective successors are elected and qualified. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class. Any vacancy occurring in the Board of Directors caused by death, resignation, or removal, and any newly created directorship resulting from an increase in the number of directors, may be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director. Each director chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, and until his successor shall be elected and qualified, or until his death, or until he shall have resigned, or have been removed.
          Notwithstanding the foregoing, whenever the holders of any class of stock (other than Common Stock) issued by the Corporation shall have the right, voting as a class or otherwise, to elect directors, the then authorized number of directors of the Corporation shall be increased by the number of additional directors so to be elected. The provisions of this paragraph shall apply notwithstanding the maximum number of directors hereinabove set forth.
          TWELFTH: No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of Article TENTH or of Article ELEVENTH, unless there shall vote in favor of such amendment the holders of shares of stock of the Corporation representing at least two-thirds of the votes entitled to be cast thereon at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal.

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